EXHIBT 5.1

Reed Smith


                                                         2500 One Liberty Place
                                                             1650 Market Street
John D. Martini                                     Philadelphia, PA 19103-7301
Direct Phone:  215 241 7908                                        215.851.8100
Email:  jmartini@reedsmith.com                                 Fax 215.851.1420


                                                     July 22, 2003



VIA FACSIMILE AND REGULAR MAIL


Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, NJ  08543


Re:      Church & Dwight Co., Inc. Stock Award Plan


Ladies and Gentlemen:

We have acted as counsel to Church & Dwight Co., Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 5,689,750 shares of the Company's Common Stock, each $0.01 par value per share, issuable upon exercise of outstanding stock options granted under the Church & Dwight Co., Inc. Stock Award Plan (the "Plan") or through other share-based awards, granted or awarded under the Plan. These 5,689,750 shares relating to the Plan are collectively referred to as the "Plan Stock." We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.

As to matters of facts, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.


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Based on the foregoing, it is our opinion that the shares of the Plan Stock when issued and delivered by the Company to participants under the Plan in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP